UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 12, 2011

Republic Airways Holdings Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-49697	06-1449146
(Commission File Number)	(IRS Employer Identification No.)

8909 Purdue Road
Suite 300
Indianapolis, IN 46268
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (317) 484-6000

None.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Senior Vice President and Chief Financial Officer

On April 12, 2011, Republic Airways Holdings Inc. (the “Company”) appointed Timothy P. Dooley as its Senior Vice President and Chief Financial Officer, effective immediately.  Mr. Dooley, age 37, joined Chautauqua Airlines, one of the Company’s subsidiaries, in November 1998 as Manager, Financial Planning and Analysis.  He was promoted to Director, Financial Planning and Analysis for the Company in January 2001 and was promoted to the office of Vice President, Financial Planning and Analysis for the Company in June 2006.  Before joining Chautauqua, he was a senior auditor for Ernst & Young, LLC.  Mr. Dooley received his Bachelor of Science degree in Accounting and Marketing from Indiana University’s Kelley School of Business in Bloomington.  Mr. Dooley does not have a family relationship with any member of the Company’s board of directors or any executive officer of the Company.

Appointment of Senior Vice President, Corporate Development

On April 12, 2011, the Company appointed Lars-Erik Arnell as its Senior Vice President, Corporate Development, effective immediately.  Mr. Arnell, age 50, joined the Company in September 2002 as Vice President of Corporate Development.  Prior to joining the Company, he held various financial positions in the transportation industry including the regional airline, air medical transportation, truckload and global manufacturing industries.  Mr. Arnell has deep knowledge and experience from financial management, restructuring, business development, and mergers and acquisitions.

Mr. Arnell has held CFO positions in several large transportation companies including Burlington Motor Carriers, Inc., a large international trucking company based in Indiana and Business Express Airlines, Inc., a large regional airline based in the Northeastern U.S.  Most recently, Mr. Arnell was employed as the financial advisor to the Board of Directors of Rocky Mountain Helicopters, Inc. the largest helicopter air medical transportation company in the U.S.

Mr. Arnell also has received invaluable global experience from his employment with ABB and SAAB in which he held various financial management positions in Sweden, England and in the U.S.  Mr. Arnell holds a Bachelor Degree in Finance from Linkoping University combined with an eighteen month Management Trainee Program within SAAB.

Mr. Arnell does not have a family relationship with any member of the Company’s board of directors or any executive officer of the Company.

Employment Agreements

On April 12, 2011, the Company entered into an employment agreement with each of Mr. Dooley and Mr. Arnell.  Pursuant to the employment agreements, the term of Mr. Dooley’s and Mr. Arnell’s employment with the Company shall continue until December 31, 2013.  However, the Company may terminate the agreement upon giving 30 days notice.

Pursuant to the employment agreements, Mr. Dooley’s base salary shall be $250,000 and Mr. Arnell’s base salary shall be $225,000.  In addition to the base salary, each executive will have an annual bonus opportunity target equal to 65% of his salary for the year.  The amount of the annual bonus may be more or less than the target amount, but not more than 125% of the executive’s salary for the year, and will be determined, in its sole discretion, by the Compensation Committee based upon certain performance measures which shall be determined by the Board of Directors.

Each employment agreement provides for severance compensation of two times base salary and two times bonus paid to the executive for the Company’s last calendar year upon the occurrence of certain events, including a change in control of the Company, death or disability, or termination by the executive for good reason.  Upon failure to renew the agreement, each employment agreement provides for a payment of one times base salary and one times the executive’s target bonus then in effect.

In connection with the employment agreements, the Company granted to Mr. Dooley options to purchase 40,000 shares of the Company’s common stock at an exercise price per share equal to $5.77, the closing price of the Company’s common stock on The NASDAQ Global Select Market on April 12, 2011, the grant date.  One-third of these stock options vest on each of December 31, 2011, December 31, 2012 and December 31, 2013.

The Company also granted to Mr. Dooley 20,000 shares of restricted stock, and granted to Mr. Arnell 20,000 shares of restricted stock, at a price per share equal to the par value thereof, which shall vest on each of December 31, 2011, December 31, 2012 and December 31, 2013.

Copies of the Employment Agreement with each of Mr. Dooley and Mr. Arnell are attached hereto as Exhibit 10.36 and Exhibit 10.37, respectively.

A copy of the Company’s press release is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.

(d)	Exhibits.

10.36	Employment Agreement by and between the Company and Timothy P. Dooley dated as of April 12, 2011

10.37	Employment Agreement by and between the Company and Lars-Erik Arnell dated as of April 12, 2011

99.1	Press Release of Republic Airways Holdings Inc. dated April 12, 2011

(All other items on this report are inapplicable.)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REPUBLIC AIRWAYS HOLDINGS INC.

By:	/s/ Bryan K. Bedford
Name: Bryan K. Bedford
Title: President and Chief Executive Officer

Dated: April 18, 2011

EXHIBIT INDEX

Exhibit Number                                                      Description

10.36	Employment Agreement by and between the Company and Timothy P. Dooley dated as of April 12, 2011

10.37	Employment Agreement by and between the Company and Lars-Erik Arnell dated as of April 12, 2011

99.1	Press Release of Republic Airways Holdings Inc. dated April 12, 2011